EXECUTION COPY






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             LCI INTERNATIONAL, INC.

                              LCI ACQUISITION CORP.

                                       and

                            USLD COMMUNICATIONS CORP.










                         Dated as of September 17, 1997

                                TABLE OF CONTENTS


                                                                           Page
                                    ARTICLE I

                                   THE MERGER

SECTION 1.1           The Merger...........................................  2
SECTION 1.2           Effective Time.  ....................................  2
SECTION 1.3           Effect of the Merger.................................  2
SECTION 1.4           Certificate of Incorporation; By-Laws................  2
SECTION 1.5           Directors and Officers...............................  3
SECTION 1.6           Effect on Capital Stock..............................  3
SECTION 1.7           Exchange of Certificates.............................  6
SECTION 1.8           Stock Transfer Books.................................  8
SECTION 1.9           No Further Ownership Rights in Company
                         Common Stock......................................  8
SECTION 1.10          Lost, Stolen or Destroyed Certificates...............  8
SECTION 1.11          Tax and Accounting Consequences......................  8
SECTION 1.12          Taking of Necessary Action; Further Action...........  8
SECTION 1.13          Material Adverse Effect..............................  8

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1           Corporate Organization...............................  9
SECTION 2.2           Capitalization.......................................  9
SECTION 2.3           Subsidiaries......................................... 10
SECTION 2.4           No Commitments to Issue Capital Stock................ 10
SECTION 2.5           Authorization; Execution and Delivery................ 11
SECTION 2.6           Governmental Approvals and Filings................... 11
SECTION 2.7           No Conflict.......................................... 11
SECTION 2.8           SEC Filings.......................................... 12
SECTION 2.9           Financial Statements; Absence of Undisclosed
                         Liabilities; Receivables.......................... 12
SECTION 2.10          Certain Other Financial Representations.............. 13
SECTION 2.11          Absence of Changes................................... 14
SECTION 2.12          Tax Matters.......................................... 15
SECTION 2.13          Relations with Employees and Sales Agents............ 16
SECTION 2.14          Benefit Plans........................................ 17
SECTION 2.15          Title to Properties.................................. 19
SECTION 2.16          Compliance with Laws; Legal Proceedings.............. 19
SECTION 2.17          Brokers.............................................. 19
SECTION 2.18          Intellectual Property................................ 20

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SECTION 2.19          Insurance............................................. 20
SECTION 2.20          Contracts; etc........................................ 21
SECTION 2.21          Permits, Authorizations, etc.......................... 22
SECTION 2.22          Environmental Matters................................. 22
SECTION 2.23          Company Acquisitions.................................. 23
SECTION 2.24          Books and Records..................................... 24
SECTION 2.25          Interested Party Transactions......................... 24
SECTION 2.26          Opinion of Financial Advisor.......................... 24
SECTION 2.27          Pooling Matters....................................... 24
SECTION 2.28          Registration Statement; Joint Proxy
                         Statement/Prospectus............................... 24

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

SECTION 3.1           Corporate Organization................................ 25
SECTION 3.2           Capitalization........................................ 25
SECTION 3.3           Subsidiaries.......................................... 26
SECTION 3.4           No Commitments to Issue Capital Stock................. 26
SECTION 3.5           Authorization; Execution and Delivery................. 26
SECTION 3.6           Governmental Approvals and Filings.................... 27
SECTION 3.7           No Conflict........................................... 27
SECTION 3.8           SEC Filings........................................... 27
SECTION 3.9           Financial Statements; Absence of Undisclosed
                         Liabilities; Receivables........................... 28
SECTION 3.10          Absence of Changes.................................... 29
SECTION 3.11          Tax Matters........................................... 29
SECTION 3.12          Relations with Employees and Sales Agents............. 31
SECTION 3.13          Benefit Plans......................................... 31
SECTION 3.14          Title to Properties................................... 32
SECTION 3.15          Compliance with Laws; Legal Proceedings............... 32
SECTION 3.16          Brokers............................................... 33
SECTION 3.17          Intellectual Property................................. 33
SECTION 3.18          Contracts; etc........................................ 34
SECTION 3.19          Permits, Authorizations, etc.......................... 34
SECTION 3.20          Environmental Matters................................. 34
SECTION 3.21          Books and Records..................................... 35
SECTION 3.22          Pooling Matters....................................... 35
SECTION 3.23          Registration Statement; Joint
                         Proxy Statement/Prospectus......................... 35
SECTION 3.24          Ownership of Merger Sub; No Prior Activities.......... 36

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                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1           Conduct of Business by the Company Pending the
                         Merger.............................................. 36
SECTION 4.2           No Solicitation........................................ 38
SECTION 4.3           Conduct of Business by Parent Pending the Merger....... 40

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.1           Joint Proxy Statement/Prospectus; Registration
                         Statement........................................... 41
SECTION 5.2           Company Stockholders Meeting........................... 41
SECTION 5.3           Parent Stockholders Meeting............................ 42
SECTION 5.4           Access to Information; Confidentiality................. 42
SECTION 5.5           Consents; Approvals.................................... 42
SECTION 5.6           Agreements with Respect to Affiliates.................. 43
SECTION 5.7           Indemnification and Insurance.......................... 43
SECTION 5.8           Notification of Certain Matters........................ 44
SECTION 5.9           Further Action/Tax Treatment........................... 45
SECTION 5.10          Public Announcements; Communications with Employees.... 45
SECTION 5.11          Listing of Parent Common Stock......................... 45
SECTION 5.12          Conveyance Taxes....................................... 45
SECTION 5.13          Accountant's Letters................................... 46
SECTION 5.14          Pooling Accounting Treatment........................... 46
SECTION 5.15          Rights Agreement....................................... 46
SECTION 5.16          Delivery of Certain Reports............................ 46
SECTION 5.17          Receipt of Acknowledgments............................. 47

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

SECTION 6.1           Conditions to Obligation of Each Party to Effect
                         the Merger.......................................... 47
SECTION 6.2           Additional Conditions to Obligations of Parent and Merger
                      Sub.................................................... 48
SECTION 6.3           Additional Conditions to Obligation of the Company..... 49

                                   ARTICLE VII

                                   TERMINATION

SECTION 7.1           Termination............................................ 50
SECTION 7.2           Effect of Termination.................................. 52
SECTION 7.3           Fees and Expenses...................................... 52

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1           Effectiveness of Representations, Warranties and
                      Agreements............................................. 54
SECTION 8.2           Notices................................................ 54
SECTION 8.3           Certain Definitions.................................... 55
SECTION 8.4           Amendment.............................................. 56
SECTION 8.5           Waiver................................................. 56
SECTION 8.6           Headings; Construction................................. 56
SECTION 8.7           Severability........................................... 57
SECTION 8.8           Entire Agreement....................................... 57
SECTION 8.9           Assignment; Merger Sub................................. 57
SECTION 8.10          Parties in Interest.................................... 57
SECTION 8.11          Failure or Indulgence Not Waiver; Remedies
                         Cumulative.......................................... 58
SECTION 8.12          Governing Law.......................................... 58
SECTION 8.13          Counterparts........................................... 58
SECTION 8.14          WAIVER OF JURY TRIAL................................... 58

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of September 17, 1997 (this "Agreement"), among LCI INTERNATIONAL, INC., a Delaware corporation ("Parent"), LCI ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and USLD COMMUNICATIONS CORP., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

         WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

         WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, par value $0.01 per share (together with the preferred stock purchase right associated therewith, the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

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                                    ARTICLE I

                                   THE MERGER


         SECTION 1.1 The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the  satisfaction  or waiver of the  conditions  set forth in
Article VI, the closing under this Agreement (the "Closing") will take place on or as promptly as practicable (and in any event within two Business Days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto. The day in which the Closing takes place is called the "Closing Date."

         SECTION 1.2 Effective Time. On the Closing Date or as promptly as practicable thereafter (and in any event within one Business Day thereafter), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

         SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.4 Certificate of Incorporation; By-Laws. (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that
Section 3 thereof shall be amended and restated in its entirety to provide that the Surviving Corporation may engage in any lawful act or activity for which corporations may be organized under the DGCL.

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         (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that Article III,
Section 3.01 thereof shall be amended and restated in its entirety to provide that the Surviving Corporation's Board shall consist of not less than three members, all of a single class, with the exact number to be fixed from time to time by resolution of the Board of Directors.

         SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and ByLaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

         (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be cancelled and extinguished and automatically converted, subject to Section 1.6(f), into the right to receive validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01, of Parent (together with the preferred stock purchase rights associated therewith, the "Parent Common Stock") in the applicable ratio (the "Exchange Ratio") as follows:

          o If the Average Stock Price (as hereinafter defined) is greater than or equal to $21.60 but less than or equal to $26.40, the Exchange Ratio shall be equal to $20.00 divided by the Average Stock Price.

          o If the Average Stock Price is more than $26.40, the Exchange Ratio shall be equal to .7576.

          o Except as provided in the following paragraph, if the Average Stock Price is less than $21.60, the Exchange Ratio shall be equal to .9259.

          o If the Average Stock Price is less than $20.40 and the Company and Parent deliver their respective notices specified in Section 7.1(i), the Exchange Ratio shall be equal to $18.90 divided by the Average Stock Price (or such higher ratio as specified in Parent's notice).

         Capitalized terms used in this section have the following meanings:

                  "Average Stock Price" means the average of the Daily Per Share Prices for the twenty (20) consecutive trading days ending on the third trading day prior to the

         Company Stockholders Meeting (as defined in Section 2.28); provided, however, that, except with respect to Section 7.1(i), if the Closing Date occurs more than three trading days after the Company Stockholders Meeting, such consecutive trading days shall end on the second trading day prior to the Closing Date.

                  "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE
         Composite Transactions) for that day; provided, however, that if the Parent Common Stock does not trade on any day in such period, the Daily Per Share Price for such day means the average of the closing bid and asked prices of Parent Common Stock on such day.

         (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         (c) Assumption of Outstanding Stock Options and Warrants. (i) Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under the USLD Communications Corp. 1990
Employee Stock Option Plan, as amended, the USLD Communications Corp. 1993 Non-Employee Director Plan, as amended, or any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger (collectively, the "Company Stock Option Plans"), shall be assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the NYSE. Within three Business Days after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions. Parent shall comply with the terms of the Company Stock Option Plans pursuant to which the Stock Options were granted from and after the Effective Time.

         (ii) At the Effective Time, each warrant to purchase shares of Company Common Stock (a "Warrant"), shall be assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Warrant prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Warrant was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Warrant; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Warrant shall not include any fractional share and, upon exercise of such Warrant, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise.

         (iii) Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Stock Options and Warrants in accordance with this
Section 1.6(c). Within three Business Days after the Effective Time, Parent shall cause the Parent Common Stock subject to Stock Options to be registered under the Securities Act of 1933, as amended and the rules of the Securities and Exchange Commission (the "SEC") thereunder (the "Securities Act"), pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms), and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.

         (iv) The Company shall take such action as is necessary to cause the ending date of the then current offering period under its Employee Stock Purchase Plan (as such term is defined in Section 2.14 of the Company Disclosure Schedule) to be prior to the Effective Time and on such date as is determined in accordance with the terms of such plan (the "Final Purchase Date"); provided, that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final Purchase Date, the Company shall apply the funds credited as of such date under such Employee Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of such Employee Stock Purchase Plan.

         (v) Employees of the Company as of the Effective Time shall be permitted to participate in the Parent's Employee Stock Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or Parent).

         (d) Capital Stock of Merger Sub. The one share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 16,590,336 validly issued, fully paid and nonassessable shares of common stock, $0.01 par value, of the Surviving Corporation.

         (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

         (f) Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price of Parent Common Stock on the date of the Effective Time.

         SECTION 1.7 Exchange of Certificates. (a) Exchange Agent. Parent shall cause to be supplied, to or for such bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding Shares and the cash to be paid in lieu of fractional shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f) (the shares of Parent Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, shares of Parent Common Stock, dividends, distributions and cash in respect of fractional shares may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and, subject to Section 1.6(f), to evidence the ownership of the number of whole shares of Parent Common Stock, and cash in respect of fractional shares, into which such Shares shall have been converted pursuant to the provisions hereof.

         (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock payable to stockholders of record as of a date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive pursuant to the provisions hereof until the holder of such Certificate shall surrender such Certificate pursuant to Section 1.7(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions payable to stockholders of record as of a date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock.

         (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

         SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

         SECTION 1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of section 368 of the Code, and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of the

Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, in each case taken as a whole, other than such changes, effects or circumstances that affect generally providers of telecommunications services similar to the Company or Parent, as the case may be.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule"):

         SECTION 2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. The Company is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed in Section 2.1 of the Company Disclosure Schedule, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser complete and correct copies of the Company's Certificate of Incorporation and By-laws, as amended to and as in effect on the date hereof.

         SECTION 2.2 Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date hereof, 16,590,336 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding.

         (b) All outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and, except as set forth in the Company's Certificate of Incorporation, there are no preemptive or similar rights in respect of the Company Common Stock. All shares of Company Common Stock issuable upon the exercise of Stock Options and Warrants will, when issued in accordance therewith, be validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock issued since July 1, 1994 were issued in compliance in all material respects with all requirements of all applicable federal and state securities laws.

         (c) Section 2.2 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all Stock Options, and (ii) all Warrants, indicating as to each holder thereof, the number of shares of Company Common Stock subject thereto and the exercisability, exercise price and termination date therefor.

         SECTION 2.3  Subsidiaries.  (a) Except for the  Subsidiaries  listed in
Section 2.3(a) of the Company Disclosure Schedule, there are no entities 20% or more of whose outstanding voting securities or other equity interests are owned, directly or indirectly through one or more intermediaries, by the Company. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is indicated in Section 2.3(a) of the Company Disclosure Schedule) and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such Subsidiary and to conduct its business as it is now being conducted. Each Subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of each of its Subsidiaries' certificate of incorporation and by-laws (or similar organizational document), in each case as amended to and as in effect on the date hereof.

         (b)  Section  2.3 of the  Company  Disclosure  Schedule  sets forth the authorized capital stock of each Subsidiary of the Company, the number of outstanding shares of each class of such capital stock and the Company's (or, in the case of Subsidiaries indirectly owned by the Company, a specified Subsidiary's) ownership of each such class. The Company or such Subsidiary has good and valid title to all such shares free and clear of all mortgages, pledges, claims, liens, security interests or other restrictions or encumbrances of any kind or nature whatsoever ("Encumbrances"). All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any Subsidiary, other than preemptive rights held solely by the Company. All of the outstanding shares of each Subsidiary of the Company were issued in compliance in all material respects with all requirements of all applicable federal and state securities laws. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any capital stock of or other equity interest of any kind or nature in any Person.

         SECTION 2.4 No Commitments to Issue Capital Stock. Except for the Stock Options and the Warrants and as set forth in Section 2.4 of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the Company or any of its Subsidiaries is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest. Except as set forth in Section 2.4 of the Company Disclosure Schedule, there are no agreements or understandings in effect among any of the stockholders of the Company or any such Subsidiary or with any other Person and by which the Company or any such Subsidiary is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the Company or any of its Subsidiaries.

         SECTION 2.5 Authorization; Execution and Delivery. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of the Agreement, to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, except that the Company's stockholders are required to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and similar laws affecting creditor's rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         SECTION 2.6 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit the Company to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect, any governmental right, privilege, authority, franchise, license, permit or certificate of the Company or any of its Subsidiaries to provide its services or carry on its business ("Governmental Licenses"), or to prevent any material loss or disadvantage to the Company's business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the DGCL, (ii) filings and other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) such other consents, authorizations, filing, approvals and registrations (other than Governmental Licenses relating to the provision of telecommunication services) which if not made or obtained would not reasonably be expected to have a Material Adverse Effect, and (iv) as set forth in Section 2.6 of the Company Disclosure Schedule.

         SECTION 2.7 No Conflict. Subject to compliance with the Governmental Licenses described in Section 2.6 of the Company Disclosure Schedule and obtaining the other consents and waivers that are set forth and described in
Section 2.7 of the Company Disclosure Schedule (the "Private Consents"), neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will
(i) conflict with, or result in a breach or violation of, any provision of the certificate of incorporation (or similar organizational document) or by-laws of the Company or any of its Subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any Encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject;
(iii) give rise to a declaration or imposition of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries; or (iv) impair the Company's business or adversely affect any Governmental License necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.8 SEC Filings. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since October 1, 1993 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1994, 1995 and 1996; (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1996, March 31, 1997 and June 30, 1997; (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 1, 1993; (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above or on Form 8-K filed before October 1, 1996) filed by the Company with the SEC since October 1, 1993; and (v) all amendments, supplements, exhibits and documents incorporated by reference to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.8 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended and the SEC's rules thereunder (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has filed with the SEC as exhibits to the Company SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         SECTION 2.9 Financial Statements; Absence of Undisclosed Liabilities; Receivables. (a) The Company has heretofore delivered to Parent complete and correct copies of the following financial statements (the "Company Financial Statements"), all of which have been prepared from the books and records of the Company and its Subsidiaries in accordance with generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto and except that the unaudited Company Financial Statements may not include all notes thereto required by GAAP) and fairly present in all material respects the financial condition of the Company and its Subsidiaries at their respective dates and the results of their operations and cash flows for the periods covered thereby, except that unaudited interim results were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount:

                    (i) audited  consolidated  balance  sheets at September  30,
               1995 and September 30, 1996 and audited consolidated statements of income, cash flows and stockholders' equity of the Company and its Subsidiaries for the fiscal years then ended, audited by Arthur Andersen LLP, independent certified public accountants; and

                    (ii) unaudited consolidated balance sheet (the "Company Interim Balance Sheet") of the Company and its Subsidiaries at June 30, 1997 (the "Company Interim Balance Sheet Date") and consolidated statements of income and cash flows for the three and nine months then ended.

Such statements of income do not contain any material item of special or nonrecurring revenue or income or any material item of revenue or income not earned in the ordinary course of business, except as expressly specified therein.

         (b) Except as and to the extent reflected or reserved against on the Company Interim Balance Sheet, and except for liabilities which will not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries had, as of the Company Interim Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Company Interim Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect.

         (c) All receivables of the Company and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the Company Interim Balance Sheet, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen only from bona fide transactions in the ordinary course of business, the carrying value of such receivables approximate their fair market values, and adequate reserves for the Company's receivables have been established in accordance with prior practice and GAAP.

         SECTION 2.10 Certain Other Financial Representations. (a) Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, the Company has not since October 1, 1996 provided any material special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by the Company or any Subsidiary, nor has any customer pre-paid any material amount for services to be provided by the Company or any Subsidiary in the future, except in connection with the purchasing of debit cards.

         (b) To the Company's Knowledge, the Company and its Subsidiaries have paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and have properly reported its percentage of interstate use ("PIU") to such carriers, except where the failure to do so would not result in a material liability of the

Company or its Subsidiaries. As of the date hereof, to the Company's Knowledge, the Company and its Subsidiaries do not have, and at the Closing the Company and its Subsidiaries will not have, any material liability on account of PIU.

         SECTION 2.11 Absence of Changes. Except as set forth in Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports, since October 1, 1996 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and neither the Company nor any of its Subsidiaries has:

         (a) other than certain of the Stock Options and Warrants as set forth in Section 2.4 or 2.11 of the Company Disclosure Schedule, issued or sold or authorized for issuance or sale, or granted any options or made other agreements of the type referred to in Section 2.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or its parent's capital stock; provided, however, the Company contemplates effecting the conversions set forth in Section 1.6;

         (b) terminated or received any notice of termination of any material contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect;

         (c) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director or officer, or any material such change to any employee of the Company or any of its Subsidiaries, except in any case in the ordinary course of business consistent with prior practice or as required in accordance with the agreements described in Section 2.13(b), or plans disclosed in Section 2.14(a) of the Company Disclosure Schedule that were in effect as of October 1, 1996;

         (d) made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, as defined in Section 2.14(a);

         (e) changed any accounting practices, policies or procedures utilized in the preparation of the Company Financial Statements, except as required by GAAP, the SEC, the Financial Accounting Standards Board or as otherwise set forth in the Company SEC Reports;

         (f) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

         (g) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (f) of this Section 2.11.

         SECTION 2.12 Tax Matters. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including returns required in connection with any Employee Benefit Plan (as defined in Section 2.14(a)).

         (b) The Company on behalf of itself and all of its Subsidiaries hereby represents that, other than as disclosed in Section 2.12(b) of the Company Disclosure Schedule or the Company SEC Reports: The Company and its Subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Company Interim Balance Sheet). The Company and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its Subsidiaries that would have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company or any of its Subsidiaries; (iv) there are no pending or, to the Company's Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any currently unfiled Tax Returns. The accruals and reserves for Taxes (including deferred taxes) reflected in the Company Interim Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

         (c) The Company on behalf of itself and all its Subsidiaries hereby represents that, other than as disclosed in Section 2.12(c) of the Company Disclosure Schedule or the Company SEC Reports, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section
897(c)(1)(A)(ii) of the Code; (iii) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is liable for Taxes of any Person other than the Company and its Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its Subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by the Company and/or its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of its Subsidiaries to any other Subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under section 482 of the Code; (viii) neither the Company nor any of its Subsidiaries is a "consenting corporation" under section 341(f) of the Code or any corresponding provision of state, local or foreign law; (ix) neither the Company nor any of its Subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law); and (x) the Company is not an investment company within the meaning of section 368(a)(2)(F)(iii) of the Code.

         SECTION 2.13 Relations with Employees and Sales Agents. (a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule:

               (i) No collective bargaining agreement with respect to the business of the Company or any of its Subsidiaries is currently in effect or being negotiated. Neither the Company nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement.

               (ii) There are no strikes or work stoppages pending or, to the Company's Knowledge, threatened with respect to the employees of the Company or any of its Subsidiaries, nor has any such strike or work stoppage occurred or, to the Company's

Knowledge, been threatened since October 1, 1994. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Company's Knowledge, no question concerning representation has been raised or threatened since October 1, 1994 respecting the employees of the Company or any of its Subsidiaries.

               (iii) To the Company's Knowledge, no charges with respect to or relating to the business of the Company or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would reasonably be expected to have a Material Adverse Effect.

         (b) Section 2.13(b) of the Company Disclosure Schedule contains a complete and correct list of all material current employment, management or other consulting agreements with any Persons employed or retained by the Company or any of its Subsidiaries (including independent consultants and commission agents), complete and correct copies of which have been delivered to Parent, except that, with respect to agreements with commission agents, complete and correct copies of all forms of agreements used by the Company have been delivered to Parent. All of the Company's agreements with commission agents are substantially similar to such forms of agreements.

         SECTION 2.14 Benefit Plans. (a) Section 2.14(a) of the Company Disclosure Schedule sets forth with respect to all current employees a full and complete list of all executive compensation, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, performance share, bonus and other incentive plans, pension, profit sharing, savings, thrift or retirement plans, employee stock ownership plans, life, health, dental and disability plans, vacation, severance pay, sick leave, dependent care, cafeteria and tuition reimbursement plans, and any other "employee benefit plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may have any liability or obligation (direct, indirect, contingent or otherwise) to any employee, former employee, director or former director (or any of their dependents or beneficiaries) of the Company or any of its Subsidiaries or to any governmental entity (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). There have been delivered to Parent or its counsel complete and correct copies of all written Employee Benefit Plans.

         (b) No Employee Benefit Plan is, a "defined benefit plan" within the meaning of section 3(35) of ERISA to which ERISA applies and neither the Company nor any of its Subsidiaries has any liability with respect to any such plan. Neither the Company nor any of its Subsidiaries has ever contributed to, or withdrawn in a complete or partial withdrawal from, any multiemployer plan (within the meaning of Subtitle E of Title IV of ERISA) or incurred contingent liability under section 4204 of ERISA. No Employee Benefit Plan provides for medical or health benefits (through insurance or otherwise) to individuals other than current employees of the Company or any of its Subsidiaries (or spouses and dependents of such employees), except to the extent necessary to comply with "Applicable

Benefits Law" (including section 4980B of the Code). "Applicable Benefits Law" refers to the legal requirements imposed upon employee benefit plans by the United States or any political subdivision thereof (including COBRA and any requirements enforced by the IRS with respect to employee benefit plans intended to confer tax benefits on the Company, any of its Subsidiaries, any of their respective employees, or any trust maintained in connection with such Employee Benefit Plan).

         (c) Each Employee Benefit Plan (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in all material respects in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law. There has been no prohibited transaction with respect to any Employee Benefit Plan which would result in the imposition of any material unpaid excise tax. To the Company's Knowledge, no Employee Benefit Plan is under investigation or audit by the Department of Labor or Internal Revenue Service other than as part of a routine tax audit of the Company. There are no legal actions or suits pending or, to the Company's Knowledge, threatened against or with respect to any Employee Benefit Plan or the assets of any such Employee Benefit Plan or against any fiduciary of any such Employee Benefit Plan and the Company has no Knowledge of any facts that could give rise to any such actions. There has been full compliance in all material respects with the notice and continuation requirements of section 4980B of the Code applicable to any Employee Benefit Plan.

         (d) Except to the extent set forth in Section 2.14(d) of the Company Disclosure Schedule, no provision of any Employee Benefit Plan becomes effective in the event of a change in control of the employer maintaining such Employee Benefit Plan; neither the Company nor any of its Subsidiaries has agreed to the creation of any new employee benefit plan or, with respect to any existing
Employee Benefit Plan, any increase in benefits or change in employee coverage which would materially increase the expense of maintaining such Employee Benefit Plan; no provision of any Employee Benefit Plan prohibits the employer maintaining it from amending or terminating such Employee Benefit Plan at any time and to the fullest extent that law permits. Except to the extent set forth in Section 2.14(d) of the Company Disclosure Schedule, the consummation of the Merger or any other transaction contemplated by this Agreement, in and of itself, will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable under any Employee Benefit Plan in respect of any employee of the Company or any of its Subsidiaries; and no employee or former employee of the Company or any of its Subsidiaries will be entitled to any severance benefits under the terms of any Employee Benefit Plan solely by reason of the consummation of the Merger or any other transaction contemplated by this Agreement.

         (e) At no time since the organization of the Company or any of its Subsidiaries has any entity (other than the Company, any such Subsidiary or Billing Information Concepts Corp., or any Subsidiary of Billing Information Concepts Corp.) been an "ERISA affiliate" of the Company, any such Subsidiary, or both. "ERISA affiliate" means any trade or business, whether or not incorporated, which together with the Company or any such Subsidiary, is or was at any time during such period treated as a "single employer" within the meaning of section 414(b), (c), (m) or (o) of the Code or a part of the same "controlled group" as the Company or any such Subsidiary within the meaning of section 4001 of ERISA. The aggregate number of leased employees (within the meaning of section 414(n) or (o) of the Code) of the Company and its Subsidiaries does not exceed 10% of the aggregate number of employees of the Company and its Subsidiaries.

         (f) All actions required to be taken on behalf of any Employee Benefit Plan that is a stockholder of the Company, in order to effectuate the Merger or the other transactions contemplated by this Agreement, shall have been duly authorized by the appropriate fiduciaries of such Employee Benefit Plan, and shall comply with the terms of such Employee Benefit Plan, ERISA and other applicable laws.

         SECTION 2.15 Title to Properties. Except as set forth in the Company SEC Reports or Section 2.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect, and except for Encumbrances which secure indebtedness reflected in the Company Interim Balance Sheet.

         SECTION 2.16 Compliance with Laws; Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries is in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License which violation or default would reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in the Company SEC Reports or Section 2.16(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the Company's Knowledge, threatened, and there are no claims (including unasserted claims of which the Company has Knowledge) against or relating to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect.

         SECTION 2.17 Brokers. Except for ABN AMRO Chicago Corporation ("AACC"), no broker, finder or investment advisor acted directly or indirectly as such for the Company, any Subsidiary of the Company or, to the Company's Knowledge, any stockholder of the Company in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of the Company, any Subsidiary of the Company or, to the Company's Knowledge, any stockholder of the Company. The Company has heretofore furnished to Parent a complete and correct copy of the agreement between AACC and the Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

         SECTION 2.18 Intellectual Property. (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect: (i) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any patents, trademarks, service marks or copyrights owned by others ("Company Third-Party Intellectual Property Rights"); (ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Company Third
Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Company Third Party Intellectual Property Rights by or through the Company or any of its Subsidiaries, are currently pending or, to the Company's Knowledge, have been threatened by any Person; or (iii) The Company has no Knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use, by the Company or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (4) challenging the license or legally enforceable right to use of Company Third Party Intellectual Rights by the Company or any of its Subsidiaries.

         (c) To the Company's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

         SECTION 2.19 Insurance. The Company has heretofore provided Parent with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the

Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has, since October 1, 1994, been denied or had revoked or rescinded any policy of insurance.

         SECTION 2.20 Contracts; etc. (a) Set forth in Section 2.20 of the Company Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments to which the Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or their respective properties or assets are bound:

                  (i) each service or other similar type of agreement under which services are provided by any other Person to the Company or any of its Subsidiaries which provides for a material change in the cost to the Company or its Subsidiaries of such services or the type thereof as a result of the transactions contemplated hereunder;

                  (ii) each operating lease (as lessor, lessee, sublessor or sublessee) of any real or tangible personal property or assets that is material to the Company and its Subsidiaries taken as a whole which provides for a material change in the payments made or received by the Company or its Subsidiaries, as the case may be, as a result of the transactions contemplated hereunder;

                  (iii) each agreement under which services are provided by the Company or any of its Subsidiaries to any material customer which provides for a material decrease in the fees charged to such customer or a material increase in the type or kind of services to be provided by the Company or its Subsidiaries without a corresponding and appropriate increase in the payments to be received by the Company or its Subsidiaries, as the case may be, as a result of the transactions contemplated hereunder;

                  (iv) any other material agreement, lease and other instrument to which the Company or any of its Subsidiaries are a party or by which they are bound, which provides for a material change in the terms thereof as a result of the transactions contemplated hereunder;

                  (v) each agreement (including capital leases) under which any money has been or may be borrowed or loaned (other than loans to customers made in the ordinary course of business consistent with past practice) or any note, bond, indenture or other evidence of indebtedness (other than trade payables) has been issued or assumed (other than those under which there remain no ongoing obligations of the Company or any of its Subsidiaries), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business); and

                  (vi) any agreement or other undertaking that restricts, in any material respect, the Company or any of its Subsidiaries from providing any telecommunications services, engaging in any telecommunications business in any territory or hiring any employees.

A complete and correct copy of each written agreement, lease or other type of document required to be disclosed pursuant to this Section 2.20(a) has been delivered to Parent.

         (b) Each agreement, lease or other type of document required to be filed as an exhibit to the Company's SEC Reports to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, except for those contracts, the loss of which would not reasonably be expected to have a Material Adverse Effect (collectively, the "Company Contracts"), is valid, binding and in full force and effect and is enforceable by the Company or such Subsidiary in accordance with its terms. Neither the Company nor any such Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, and, to the Company's Knowledge, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, where such breach or default would reasonably be expected to have a Material Adverse Effect. No existing or completed agreement to which the Company or any of its Subsidiaries is a party is subject to renegotiation with any governmental body.

         SECTION 2.21 Permits, Authorizations, etc. All Governmental Licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable the Company and its Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted
(collectively, the "Company Permits") or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such Company Permits which would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.22 Environmental Matters. (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

                  (i) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., The Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. Section ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

                  (ii)    "Environmental    Permits"    means   all   approvals,
         authorizations,   consents,   permits,   licenses,   registrations  and
         certificates required by any applicable Environmental Law.

                  (iii) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

                  (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

         (b) The Company and each Subsidiary of the Company has obtained all Environmental Permits that are required for the lawful operation of its business except for such Environmental Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (i) are in compliance with all terms and conditions of their Environmental Permits and of any applicable Environmental Law, except for such failure to be in compliance that would not reasonably be expected to have Material Adverse Effect, and (ii) have not received written notice of any material violation by or material claim against the Company or any such Subsidiary under any Environmental Law.

         (c) There have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company or any such Subsidiary, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law that would reasonably be expected to have a Material Adverse Effect.

         (d) Neither the Company nor any of its Subsidiaries has been identified as a potentially responsible party at any federal or state National Priority List ("Superfund") site.

         SECTION  2.23  Company  Acquisitions.   Section  2.23  of  the  Company
Disclosure Schedule hereto contains a complete and correct list of all agreements ("Acquisition Agreements") executed by the Company or any of its Subsidiaries since October 1, 1996 pursuant to which the Company or any of its Subsidiaries has acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person. A complete and correct copy of each of the Acquisition Agreements has been delivered to Parent. Neither the Company nor any such Subsidiary has any further material obligation or liability under any of the Acquisition Agreements or as a result of the transactions provided for therein, except as described in reasonable detail in Section 2.23 of the Company Disclosure Schedule.

         SECTION 2.24 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by the Company and its Subsidiaries have been kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

         SECTION  2.25  Interested  Party  Transactions.  Except as set forth in
Section 2.25 of the Company Disclosure Schedule or the Company SEC Reports, since October 1, 1996 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 2.26 Opinion of Financial Advisor. The Company has been advised by its financial advisor, AACC, to the effect that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Shares.

         SECTION 2.27 Pooling Matters. The Company has provided to the Company's independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The Company has provided to Parent a letter from the Company's independent public accountants to the effect that, after review, such accountants know of no reason relating to the Company that should prevent the Parent from accounting for the Merger as a pooling of interests.

         SECTION 2.28 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by the Company with respect to the Company and its Subsidiaries and their respective officers, directors, stockholders and other Affiliates (collectively, the "Company Information") for inclusion in the Registration Statement (as defined in Section 3.23) shall not at the time the
Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting") and, if required, to the stockholders of the Parent in connection with the meeting of the stockholders of the Parent (the "Parent Stockholders Meeting" and, together with the Company Stockholders Meeting, the "Stockholders Meetings") to consider the Parent Common Stock Issuance (as defined in Section 5.3) (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy
Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or its Subsidiaries or any of their respective officers, directors, stockholders or other Affiliates should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB


         Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule"):

         SECTION 3.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. Parent is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by Parent or the nature of the business conducted by Parent makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore delivered to the Company complete and correct copies of Parent's Certificate of Incorporation and By-laws, as amended to and as in effect on the date hereof.

         SECTION 3.2 Capitalization. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the date hereof, 78,554,214 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding.

         (b) All outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable, and, except as set forth in Parent's Certificate of

Incorporation, there are no preemptive or similar rights in respect of Parent Common Stock. All outstanding shares of Parent Common Stock issued since July 1, 1994 were issued in compliance in all material respects with all requirements of all applicable federal and state securities laws.

         SECTION 3.3 Subsidiaries. (a) The Subsidiaries of Parent listed in the exhibits to Parent's SEC Reports (as defined in Section 3.8) constitute the only material Subsidiaries of Parent. Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such Subsidiary and to conduct its business as it is now being conducted. Each such Subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

         (b) Parent or a Subsidiary of Parent has good and valid title to all shares of each such Subsidiary owned by Parent or another Subsidiary of Parent, free and clear of all Encumbrances. All of the outstanding shares of capital stock of each Subsidiary of Parent are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any such Subsidiary. All of the outstanding shares of each Subsidiary of Parent were issued in compliance with all requirements of all applicable federal and state securities laws. Except as set forth in Section 3.3(b) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary of the Parent owns any capital stock of or other equity interest of any kind or nature in any Person.

         SECTION 3.4 No Commitments to Issue Capital Stock. Other than pursuant to this Agreement and except for the stock options and warrants set forth in
Section 3.4 of the Parent Disclosure Schedule and in this Agreement, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which Parent or any of its Subsidiaries is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest.

         SECTION 3.5 Authorization; Execution and Delivery. Parent and Merger Sub each has all requisite corporate power and authority to execute and deliver and, subject to obtaining any necessary stockholder approval with respect to the transactions contemplated hereunder, perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, except that the stockholders' of Parent may be required to approve the Parent Common Stock Issuance. This Agreement has been duly executed and delivered by Parent and Merger Sub and, subject to such stockholder approval and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and similar laws affecting creditor's rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The shares of Parent Common Stock to be issued as part of the Merger Consideration and upon the exercise of the Stock Options and Warrants have been duly reserved and authorized for issuance upon consummation of the Merger, and when issued pursuant to and in accordance with this Agreement or such Stock Option or Warrants will be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock.

         SECTION 3.6 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit Parent or Merger Sub to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect, any Governmental License of Parent or any of its Subsidiaries to provide its services or carry on its business, or to prevent any material loss or disadvantage to Parent's business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the DGCL, (ii) filings and other required submissions under the HSR Act, (iii) such other consents, authorizations, filing, approvals and registrations which if not made would not reasonably be expected to have a Material Adverse Effect, and (iv) as set forth in Section 3.6 of the Parent Disclosure Schedule.

         SECTION 3.7 No Conflict. Subject to compliance with any Governmental Licenses described in Section 3.6 of the Parent Disclosure Schedule and obtaining the consents and waivers that are set forth and described in Section
3.7 of the Parent Disclosure Schedule (the "Private Consents"), neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the certificate of incorporation (or similar organizational document) or by-laws of Parent or any of its Subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any Encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject;
(iii) give rise to a declaration or imposition of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries; or (iv) impair Parent's business or adversely affect any Governmental License necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted, except, in the cases of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.8 SEC Filings. (a) The Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1994 and has made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31,

1994, 1995 and 1996; (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997; (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1994; (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above or on Form 8-K filed before January 1, 1997) filed by Parent with the SEC since January 1, 1994; and (v) all amendments, supplements, exhibits and documents incorporated therein by reference to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). Except as disclosed in Section 3.8 of the Parent Disclosure Schedule, the Parent SEC Reports (i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has filed with the SEC as exhibits to the Parent SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         SECTION 3.9 Financial Statements; Absence of Undisclosed Liabilities; Receivables. (a) Parent has heretofore delivered to the Company complete and correct copies of the following financial statements (collectively, the "Parent Financial Statements"), all of which have been prepared from the books and records of Parent and its Subsidiaries in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto and except that the unaudited Parent Financial Statements may not include all notes thereto required by GAAP) and fairly present in all material respects the financial condition of Parent and its Subsidiaries as at their respective dates and the results of their operations and cash flows for the periods covered thereby, except that unaudited interim results were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount:

                    (i) audited consolidated balance sheets at December 31, 1995 and December 31, 1996 and audited consolidated statements of income, cash flows and stockholders' equity of Parent and its Subsidiaries for the fiscal years then ended, audited by Arthur Andersen LLP, independent certified public accountants; and

                    (ii)  unaudited  consolidated  balance  sheet  (the  "Parent
               Interim Balance Sheet") of Parent and its Subsidiaries as at June 30, 1997 (the "Parent Interim Balance Sheet Date") and consolidated statements of income and cash flows for the three and six months then ended.

Such statements of income do not contain any material item of special or nonrecurring revenue or income or any material item of revenue or income not earned in the ordinary course of business, except as expressly specified therein.

         (b) Except as and to the extent reflected or reserved against on the Parent Interim Balance Sheet, and except for liabilities which will not have a Material Adverse Effect, neither Parent nor any of its Subsidiaries had, as of the Parent Interim Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Parent Interim Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect.

         (c) Except as set forth in Section 3.9 of the Parent Disclosure Schedule, all receivables of the Parent and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the Parent Interim Balance Sheet, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen only from bona fide transactions in the ordinary course of business, the carrying value of such receivables approximate their fair market values and adequate reserves for Parent's receivables have been established in accordance with prior practice and GAAP.

         SECTION 3.10 Absence of Changes. Except as set forth in Section 3.10 of the Parent Disclosure Schedule or the Parent SEC Reports, since January 1, 1997, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, and neither Parent nor any of its Subsidiaries has:

         (a) terminated or received any notice of termination of any material contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect;

         (b) changed any accounting practices, policies or procedures utilized in the preparation of the Parent Financial Statements, except as required by GAAP, the SEC, the Financial Accounting Standards Board or as otherwise set forth in the Parent SEC Reports;

         (c) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

         (d) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (c) of this Section 3.10.

         SECTION 3.11 Tax Matters. (a) Parent on behalf of itself and all of its Subsidiaries hereby represents that, other than as disclosed in Section 3.11(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent and its Subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Parent Interim Balance Sheet). Parent and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves unless the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent or any of its Subsidiaries that would have a Material Adverse Effect, (i) there are no tax liens on any assets of Parent or any of its Subsidiaries; (ii) neither Parent nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;
(iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Parent or any of its Subsidiaries; (iv) there are no pending or, the Parent's Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries; and (v) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any currently unfiled Tax Returns. The accruals and reserves for Taxes (including deferred taxes) reflected in the Parent Interim Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

         (b)  Parent  on  behalf  of  itself  and  all its  Subsidiaries  hereby represents  that,  other  than as  disclosed  in  Section  3.11(b) of the Parent
Disclosure Schedule or the Parent SEC Reports, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither Parent nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (iii) neither Parent nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than Parent and its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries is liable for Taxes of any Person other than Parent and its Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Parent or any of its Subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by Parent and/or its Subsidiaries, neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by Parent or any of its Subsidiaries to any other Subsidiary or to the Parent have been arm's length prices determined using a method permitted by the Treasury Regulations under section 482 of the Code; (viii) neither Parent nor any of its Subsidiaries is a "consenting corporation" under section 341(f) of the Code or any corresponding provision of state, local or foreign law; (ix) neither Parent nor any of its Subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law); and (x) Parent is not an investment company within the meaning of section 368(a)(2)(F)(iii) of the Code.

         SECTION 3.12 Relations with Employees and Sales Agents. (a) Except as set forth in Section 3.12 of the Parent Disclosure Schedule:

         (a) No collective bargaining agreement with respect to the business of Parent or any of its Subsidiaries is currently in effect or being negotiated. Neither Parent nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement.

         (b) There are no strikes or work stoppages pending or, to Parent's Knowledge, threatened with respect to the employees of Parent or any of its Subsidiaries, nor has any such strike or work stoppage occurred or, to Parent's Knowledge, been threatened since January 1, 1995. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to Parent's Knowledge, no question concerning representation has been raised or threatened since January 1, 1995 respecting the employees of Parent or any of its Subsidiaries.

         (c) To Parent's Knowledge, no charges with respect to or relating to the business of Parent or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.13 Benefit Plans. (a) Complete and correct copies of all material written Employee Benefit Plans of Parent and its Subsidiaries have been filed as exhibits to the Parent's SEC Reports.

         (b) No Employee Benefit Plan of Parent or any of its Subsidiaries is, and no material employee benefit plan formerly maintained by Parent and/or any of its Subsidiaries was, a "defined benefit plan" within the meaning of section 3(35) of ERISA to which ERISA applies. Neither the Parent nor any of its Subsidiaries has ever contributed to, or withdrawn in a complete or partial withdrawal from, any multiemployer plan (within the meaning of Subtitle E of Title IV of ERISA) or incurred contingent liability under section 4204 of ERISA.

         (c) Each Employee Benefit Plan of Parent and its Subsidiaries (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in all material respects in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law. There has been no prohibited transaction with respect to any Employee Benefit Plan of Parent or any of its Subsidiaries which would result in the imposition of any material unpaid excise tax. No Employee Benefit Plan of Parent or any of its Subsidiaries is under investigation or audit by the Department of Labor or Internal Revenue Service other than as part of a routine tax audit of Parent. There are no legal actions or suits pending or, to Parent's Knowledge, threatened against any Employee Benefit Plan of Parent or any of its Subsidiaries or the assets of any such Employee Benefit Plan or against any fiduciary of any such Employee Benefit Plan and Parent has no Knowledge of any facts that could give rise to any such actions. There has been full compliance in all material respects with the notice and continuation requirements of section 4980B of the Code applicable to any Employee Benefit Plan of Parent and its Subsidiaries.

         (d) The consummation of the Merger or any other transaction contemplated by this Agreement, in and of itself, will not result in a material increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable under any Employee Benefit Plan in respect of any employee of Parent or any of its Subsidiaries.

         (e) At no time since the organization of Parent or any of its Subsidiaries has any entity (other than Parent or any such Subsidiary) been an "ERISA affiliate" of Parent, any such Subsidiary, or both.

         SECTION 3.14 Title to Properties. Except as set forth in the Parent SEC Reports or Section 3.14 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect, and except for Encumbrances which secure indebtedness reflected in the Parent Interim Balance Sheet.

         SECTION 3.15 Compliance with Laws; Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License which violation or default would reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in the Parent SEC Reports or Section 3.15(b) of the Parent Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to Parent's Knowledge, threatened, and there are no claims (in-cluding unasserted claims of which Parent has Knowledge) against or relating to Parent or any of its Subsidiaries or any of their respective properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.16 Brokers. Except for Lehman Brothers, no broker, finder or investment advisor acted directly or indirectly as such for Parent, any Subsidiary of Parent or, to Parent's Knowledge, any stockholder of Parent in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Parent, any Subsidiary of Parent or, to Parent's Knowledge, any stockholder of the Parent.

         SECTION  3.17  Intellectual  Property.  (a) Parent  and/or  each of its
Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used in the business of Parent and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.17(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected to have a Material Adverse Effect: (i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any patents, trademarks, service marks or copyrights owned by others ("Parent Third-Party Intellectual Property Rights"); (ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of its Subsidiaries ("Parent Intellectual Property Rights"), any trade secret material to Parent, or Parent Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Parent Third Party Intellectual Property Rights by or through Parent or any of its Subsidiaries, are currently pending or, to Parent's Knowledge, have been threatened by any Person; or (iii) Parent has no Knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use, by Parent or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by Parent or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its Subsidiaries as currently conducted or as proposed to be conducted; (3)
challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or other trade secret material to Parent; or (4) challenging the license or legally enforceable right to use of Parent Third Party Intellectual Rights by Parent or any of its Subsidiaries.

         (c) To Parent's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of the Parent or any of its Subsidiaries.

         SECTION 3.18 Contracts; etc. (a) Each agreement, lease or other type of document required to be filed as an exhibit to the Parent's SEC Reports to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound, except for those contracts, the loss of which would not reasonably be expected to have a Material Adverse Effect (collectively, the "Parent Contracts"), is valid, binding and in full force and effect and is enforceable by Parent or such Subsidiary in accordance with its terms. Neither Parent nor any such Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Parent Contracts, and, to Parent's Knowledge, no other party to any of the Parent Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Parent Contracts, where such breach or default would reasonably be expected to have a Material Adverse Effect. No existing or completed agreement to which Parent or any of its Subsidiaries is a party is subject to renegotiation with any governmental body.

         SECTION 3.19 Permits, Authorizations, etc. All Governmental Licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable Parent and its Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement (collectively, the "Parent Permits") are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such Parent Permits which would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.20 Environmental Matters. (a) Parent and each Subsidiary of Parent has obtained all Environmental Permits that are required for the lawful operation of its business except for such Environmental Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. Parent and its Subsidiaries (i) are in compliance with all terms and conditions of their Environmental Permits and are in compliance with and not in default under any applicable Environmental Law, except for such failure to be in compliance that would not reasonably be expected to have Material Adverse Effect, and (ii) have not received written notice of any material violation by or material claim against Parent or any such Subsidiary under any Environmental Law.

         (b) There have been no Releases or threatened Releases of any Hazardous Substances (i) into, on or under any of the properties owned or operated (or formerly owned or operated) by Parent or any such Subsidiary in such a way as to create any liability (including the costs of investigation or remediation) under any applicable Environmental Law that would reasonably be expected to have a Material Adverse Effect.

         (c) Neither the Parent or its Subsidiaries have been identified as a potentially responsible party at any federal or stated National Priority List ("superfund") site.

         SECTION 3.21 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by Parent and its Subsidiaries have been kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

         SECTION 3.22 Pooling Matters. Parent has provided to Parent's independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Parent has provided Company a letter from Parent's independent public accountants to the effect that, after review, such accountants know of no reason relating to the Parent that should prevent the Parent from accounting for the Merger as a pooling of interests.

         SECTION 3.23 Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.28, the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing specifically for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Subsidiaries or any of their respective officers, directors, stockholders or Affiliates should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any Company Information which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

         SECTION 3.24 Ownership of Merger Sub; No Prior Activities. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

         (b) As of the date hereof and the Effective Time, expect for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER


         SECTION 4.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, other than actions taken by the Company or its Subsidiaries in order to facilitate the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereunder which actions would not breach any of the Company's representations, warranties, covenants or agreements herein; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees, agents, distributors and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

               (a) amend or otherwise change the Company's Certificate of Incorporation or By-Laws;

               (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries or Affiliates (except for the issuance of shares of Company Common Stock issuable upon the exercise of the Warrants or Stock Options, which Warrants and Stock Options are outstanding on the date hereof or pursuant to the Company's Employee Stock Purchase
          Plan);

               (c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for sales, pledges, dispositions and encumbrances of assets in the ordinary course of business);

               (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock;

               (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any material indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries under existing credit facilities entered into in the ordinary course of business); (iii) endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any material loans or advances, except for endorsements, accommodations, loans or advancements in the ordinary course of business consistent with prior practice; (iv) authorize any capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with prior practice and in the aggregate less than $10,000,000 prior to December 31, 1997 and $18,000,000 prior to March 31, 1998; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

               (f) make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman, distributor or agent of the Company or any of its Subsidiaries except in the ordinary course of business consistent with prior practice or as currently scheduled for various officers of the Company beginning October 1, 1997 as required by such officers' employment agreements, correct and complete copies of which agreements have heretofore been delivered by the Company to Parent, or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

               (g) take any action to change accounting practices, policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable) except as required by the SEC, the Financial Accounting Standards Board or GAAP;

               (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed with the SEC prior to the date of this Agreement and except as described in Section 4.1(h) of the Company Disclosure Schedule;

               (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) that are individually or in the aggregate material to the Company and its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements or incurred thereafter in the ordinary course of business and consistent with past practice;

               (j) take any action to delist a security of the Company from any securities exchange;

               (k) recommend or take any action to adopt a plan of dissolution or liquidation with respect to the Company or any of its Subsidiaries; or

               (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (k) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform in all material respects its covenants herein.

         SECTION 4.2 No Solicitation. (a) Upon execution of this Agreement, the Company does not have, or shall immediately terminate any discussions with, any third party concerning an Alternative Acquisition (as defined below). From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any officer, director, employee, investment banker or other agent of the Company or any Subsidiary of the Company to, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company or any of its Subsidiaries

(whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (ii) provide information with respect to the Company or any of its Subsidiaries to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any person, other than Parent, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent.

         (b)  Notwithstanding  the  foregoing,  the  restrictions  set  forth in
Section 4.2(a) shall not prevent the Board of Directors of the Company (or its agents pursuant to its instructions) from taking any of the following actions:
(i) furnishing information concerning the Company and its business, properties and assets to any third party or (ii) engaging in discussions or negotiating with such third party concerning an Alternative Acquisition, in either such case provided that all of the following events shall have occurred: (1) such third party is not an Affiliate of the Company and has made a written, bona fide proposal to the Board of Directors of the Company to acquire the Company (which proposal may be conditional) through an Alternative Acquisition which proposal identifies a price or range of values to be paid for all of the outstanding securities (including Stock Options and Warrants) or substantially all of the assets of the Company, and if consummated, based on the advice of the Company's investment bankers, the Board of Directors of the Company has determined, in good faith, is more favorable to the stockholders of the Company, from a financial point of view, than the terms of the Merger (a "Superior Proposal");
(2) the Company's Board of Directors has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (3) the Board of Directors of the Company shall have determined, after consultation with its outside legal counsel, that, the fiduciary duties of the Board of Directors of the Company require the Company to furnish information to and negotiate with such third party; and (4) Parent shall have been notified in writing of such Alternative Acquisition, including all of its terms and conditions, and shall have been given copies of such proposal. Furthermore, nothing contained in this Agreement shall prevent the Company from taking any position with respect to an Alternative Acquisition pursuant to Rules 14d-9 and 14e-2 under the Exchange Act which is consistent with the advice of counsel concerning the fiduciary duties of the Board of Directors of the Company under applicable law with respect to a tender offer commenced by a third party other than an Affiliate of the Company.

         (c) Notwithstanding the foregoing, the Company shall not provide any non-public information to such third party unless (i) it has prior to or contemporaneously therewith provided such information to Parent or Parent's representatives; and (ii) the Company provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the nondisclosure agreement heretofore entered into between Parent and the Company.

         (d) In addition to the foregoing, the Company shall not accept or enter into any agreement concerning an Alternative Acquisition for a period of not less than 48 hours after Parent's receipt of a notice of the material terms of such proposal of an Alternative Acquisition. Upon compliance with all of the foregoing provisions of this Section 4.2, the Company shall be entitled to (i) change its recommendation concerning the Merger, and (ii) enter into an agreement with such third party concerning an Alternative Acquisition provided that the Company shall immediately make payment in full to Parent of the Fee as defined in Section 7.3 below.

         (e) the Company shall ensure that the officers and directors of the Company and its Subsidiaries and any investment banker or other financial advisor or representative retained by the Company or any Subsidiary of the Company are aware of the restrictions described in this Section 4.2.

         (f) the Company shall be entitled to provide copies of this Section 4.2 to third parties who on an entirely unsolicited basis after the date hereof, contact the Company concerning an Alternative Acquisition; provided that Parent shall concurrently be notified of such contact and the delivery of such copy.

         SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice, except for actions taken by Parent or its Subsidiaries in order to facilitate the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereunder which actions would not breach any of Parent's or Merger Sub's representations, warranties, covenants and agreements herein, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

               (a)  amend  or   otherwise   change   Parent's   Certificate   of
          Incorporation or By- Laws;

               (b) declare, set aside, make or pay any cash dividend or other distribution in respect of any of its capital stock, except that a wholly owned Subsidiary of Parent may declare and pay a dividend to its parent;

               (c) take any action to delist a security of Parent from any securities exchange;

               (d) recommend or take any action to adopt a plan of dissolution or liquidation with respect to Parent or any of its Subsidiaries; or

               (e) take or agree in writing or otherwise to take any action described in Sections 4.3(a) through (d) above or any action which would make any of the representations or warranties of Parent or Merger Sub contained in this Agreement untrue or incorrect or prevent Parent or Merger Sub from performing or cause Parent or Merger Sub not to perform its covenants herein.

         Nothing in this Section 4.3 or any other provision of this Agreement shall prevent Parent from engaging in any discussions or entering into or consummating any agreements or other arrangements with respect to (i) the sale of all or substantially all of the Parent's capital stock or assets, (ii) any material strategic alliance or (iii) the material acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof ((i), (ii) and (iii) each a "Material Parent Transaction") and no such actions by Parent or any of its Subsidiaries with respect to a Material Parent Transaction shall constitute a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub herein; provided, however, that after the Joint Proxy Statement/Prospectus has been mailed to the stockholders of the Company and prior to the then scheduled date of the Company Stockholders Meeting, Parent will not initiate any discussions with respect to any Material Parent Transaction, it being understood and agreed that nothing in this proviso shall in any way affect Parent's right to respond to any such discussions initiated by any third party who is not an Affiliate of the Company.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


         SECTION 5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, and after the furnishing by the Company and Parent of all information required to be contained therein, which respective information each of Parent and Company covenant to use their best efforts as promptly as possible following the date hereof to so furnish, the Company and Parent shall file with the SEC a Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall include the Joint Proxy Statement/Prospectus relating to the adoption of this Agreement and, consistent with Section 4.2, approval of the transactions contemplated hereby by the stockholders of the Company and Parent pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company in favor of the Merger and of Parent in favor of the Parent Common Stock Issuance, and such recommendations shall not be withdrawn modified or changed in a manner adverse to Parent or Merger Sub or the Company, respectively, subject to the last sentence of Section 5.2.

         SECTION 5.2 Company Stockholders Meeting. The Company shall call the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined in accordance with Section

4.2, the Company shall solicit from its stockholders proxies in favor of approval of the Merger and this Agreement, shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval and shall not take any action that could reasonably be expected to prevent the vote or consent of stockholders in favor of such approval.

         SECTION 5.3 Parent Stockholders Meeting. Parent shall call the Parent Stockholders Meeting as promptly as practicable for the purpose of authorizing and approving the issuance by Parent of the Parent Common Stock in the Merger, as contemplated by this Agreement (the "Parent Common Stock Issuance") as required by the NYSE, and if so required by the NYSE, Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Parent shall solicit from its stockholders proxies in favor of approval of the Parent Common Stock Issuance, shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval, if required, and shall not take any action that could reasonably be expected to prevent such vote or consent of stockholders in favor of such approval.

         SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter (the "Confidentiality Letter") between Parent and the Company.

         SECTION 5.5 Consents; Approvals. The Company and Parent shall each in good faith use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         SECTION 5.6 Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter")
identifying all Persons who are, at the time of the Company Stockholders Meeting, anticipated to be "Affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, no less than 30 days prior to the date of the Company Stockholders Meeting, a written agreement (an "Affiliate Agreement") in connection with restrictions on Affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

         SECTION 5.7 Indemnification and Insurance. (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company or its Subsidiaries, unless such modification is required after the Effective Time by law.

         (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless each present and former director, officer, employee or agent of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses
(including  reasonable  attorneys'  fees),  judgments,  fines,  losses,  claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Actions"), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent (including any provision for the advancement of expenses) as provided in the Company's Certificate of Incorporation or ByLaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Action (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify the Surviving Corporation in writing, but the failure to so notify shall not relieve the Surviving Corporation of its obligations under this
Section 5.7(b) except to the extent it is materially prejudiced by such failure, and the Surviving Corporation shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Parties. The Indemnified Parties shall have the right to employ separate counsel in any such Action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Parties unless (a) the

Surviving Corporation has agreed to pay such fees and expenses, (b) the Surviving Corporation shall have failed to assume the defense of such Action or
(c) the named parties to any such Action (including any impleaded parties) include both the Surviving Corporation and the Indemnified Parties and such Indemnified Parties shall have been reasonably advised by counsel that there may be one or more legal defenses available to the Indemnified Parties which are in conflict with those available to the Surviving Corporation. In the event such Indemnified Parties employ separate counsel at the expense of the Surviving Corporation pursuant to clauses (b) or (c) of the previous sentence, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) the Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single Action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction;
(iii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; and (iv) the Surviving Corporation will cooperate in the defense of any such Action. The Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent.

         (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing on the date hereof.

         (d) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 300% of such annual premium.

         (e) The provisions of this Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Officer Employees, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Officer Employees.

         SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

         SECTION 5.9 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its Knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368 of the Code.

         SECTION 5.10 Public Announcements; Communications with Employees. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or the Nasdaq National Market, as the case may be, if it has used all reasonable efforts to consult with the other party. Parent and the Company shall cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written communications to employees of the Company and its Subsidiaries, and all oral communications to groups of employees, prior to the Effective Time.

         SECTION 5.11 Listing of Parent Common Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and upon the exercise of the Stock Options and Warrants to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

         SECTION 5.12 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

         SECTION 5.13 Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Arthur Andersen LLP to deliver to Parent, and Parent shall use its best efforts to cause Arthur Andersen LLP to deliver to the Company, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

         SECTION 5.14 Pooling Accounting Treatment. Parent and the Company each agrees not to take any action that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, and Parent and the Company each agrees to use its commercially reasonable efforts to take such action as may be reasonably required to negate the impact of any past actions by Parent, the Company or their respective Affiliates which would reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to use its commercially reasonable efforts to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.1(h).

         SECTION 5.15 Rights Agreement. Prior to the Effective Time, the Company shall take all necessary action to (i) render rights issued pursuant to the Rights Agreement dated April 12, 1996 by and between the Company and U.S. Trust Company of Texas, N.A., as Rights Agent (as amended, the "Company Rights Agreement"), inapplicable to the Merger, and (ii) ensure that (x) neither Parent nor any of its Affiliates (as defined in the Company Rights Agreement) is an Acquiring Person (as defined in the Company Rights Agreement) and (y) no Distribution Date, Triggering Event or Stock Acquisition Date (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

         SECTION 5.16 Delivery of Certain Reports. Within 30 days after the date of this Agreement, the Company shall deliver to Parent or its counsel complete and correct copies of all trust agreements related to any Employee Benefit Plan, insurance and other contracts and other funding arrangements, the current summary plan descriptions and current summaries of material modifications relating to each Employee Benefit Plan, the most recent Form 5500's which have been filed with any appropriate government agency with respect to each Employee Benefit Plan, the most recent favorable determination letter issued for each Employee Benefit Plan and related trust that is intended to satisfy the qualification requirements of sections 401(a) and 501(a) of the Code (and the latest IRS form 5300 or 5307, whichever is applicable, filed with the IRS for each such Employee Benefit Plan).

         SECTION 5.17 Receipt of Acknowledgments. The Company shall use its best efforts to obtain prior to the Effective Time an acknowledgment in form and substance reasonably satisfactory to Parent from all holders of Stock Options, and shall obtain such acknowledgment from all holders of Stock Options who are officers or directors of the Company, that such Stock Options from and after the Effective Time are exercisable for shares of Parent Common Stock as provided in
Section 1.6(c) of this Agreement.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER


         SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

               (b) Stockholder Approval. The Merger and this Agreement shall have been approved by the requisite vote of the stockholders of the Company, and the Parent Common Stock Issuance shall have been approved by the requisite vote of the stockholders of Parent, if required;

               (c) Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

               (d) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (e) Governmental  Actions.  There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its Subsidiaries of all or a material portion of the business or assets of Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries), or (iii) compelling or seeking to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

               (f) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

               (g) Opinions of Counsel. The Company shall have received the written opinion of Kramer, Levin, Naftalis & Frankel, in form reasonably satisfactory to the Company, as to certain customary corporate and legal matters relating to Parent, Merger Sub, the Merger, this Agreement and the transactions contemplated hereby. Parent and Merger Sub shall have received the written opinion of Arter & Hadden, in form reasonably satisfactory to Parent, as to certain customary corporate and legal matters relating to the Company, the Merger, this Agreement and the transactions contemplated hereby; and

               (h) Tax Opinions. The Company shall have received a written opinion of Arter & Hadden, and Parent shall have received a written opinion of Kramer, Levin, Naftalis & Frankel, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of section 368 of the Code. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions.

               (i) Pooling. The Merger shall be accounted for as a pooling of interests.

         SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this

          Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate dated as of the Effective Time to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or make such filings would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or Parent;

               (d) Opinion of Accountant. Parent shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, regarding the qualification of the Merger as a pooling of interests for accounting purposes, and Company shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, regarding the qualification of the Merger as a pooling of interests for accounting purposes. Such opinions shall be in form and substance reasonably satisfactory to Parent; and

               (e) Affiliate Agreements. Parent shall have received from each Person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

               (f) Agreements with Warrant Holders. Parent shall have received from each Warrant holder and from the holders of Stock Options to purchase at least 2.5 million shares of Company Common Stock an acknowledgement in form and substance reasonably satisfactory to Parent that such Warrant and Stock Options from and after the Effective Time are exercisable for shares of Parent Common Stock as provided in section 1.6(c) of this Agreement.

         SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent;

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate dated as of the Effective Time to such effect signed by the President and Chief Financial Officer of Parent; and

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement, the consummation by them of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of Parent shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders or make such filings would not be reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or Parent, and except where Parent has requested the Company to take such reasonable actions, including the transfer of assets and the execution of management agreements or similar arrangements with Affiliates of the Company, where, as a result of the consummation of such actions, the failure to receive such consents, waivers, approvals, authorizations or orders would not have a Material Adverse Effect on the Surviving Corporation or Parent.


                                   ARTICLE VII

                                   TERMINATION


         SECTION 7.1  Termination.  This Agreement may be terminated at any time
prior  to  the  Effective  Time,   notwithstanding   approval   thereof  by  the
stockholders of the Company or Parent:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

               (b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available (i) to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (ii) to Parent in the event that a Material Parent Transaction has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

               (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

               (d) by either Parent or the Company if :

               (i) subject to clause (iii) below, (x) the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1998, or (y) if required, the requisite vote of the stockholders of Parent shall not have been obtained by February 28, 1998 ;

               (ii) (x) the stockholders of the Company shall not have approved the Merger and this Agreement at the Company Stockholders Meeting or (y) if required, the stockholders of Parent shall not have approved the Parent Common Stock Issuance at the Parent Stockholders Meeting;

               (iii) in the event that a Material Parent Transaction prevents holding the Company Stockholders Meeting or the Parent Stockholders Meeting, as the case may be, by February 28, 1998,
               (x) the requisite vote of the stockholders of the Company shall not have been obtained by the earlier of (1) the 45th consecutive day that the Registration Statement is effective and (2) December 31, 1998 or (y) if required, the requisite vote of the stockholders of Parent shall not have been obtained by the earlier of (1) the 45th consecutive day that the Registration Statement is effective and (2) December 31, 1998; or

               (e) by the Company or Parent, if the Board of Directors of the Company shall withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do so, in each case in compliance with the provisions of Section 4.2; or

               (f) by Parent or the Company if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.2(a) or 6.3(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, however, that, if such Terminating Misrepresentation is curable prior to the Closing Date by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

               (g) by Parent if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied (a "Company Terminating Change"), or by the Company if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied (a "Parent Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided, however, that if any such Terminating Change is curable prior to Closing Date by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(g); or

               (h) by Parent or the Company upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.2(b) or 6.3(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, however, that, if such Terminating Breach is curable prior to the Closing Date by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(h); or

               (i) by the Company, if (x) the Average Stock Price for the twenty
          (20) consecutive trading days ending on the third trading day prior to the Company Stockholders Meeting is less than $20.40, (y) on or before the second trading day prior to the date of the Company Stockholders Meeting, the Company delivers to Parent written notice of its intention, subject to the following clause (z), to terminate this Agreement, and (z) Parent has not agreed by notice to the Company in writing on or before one trading day prior to the date of the Company Stockholders Meeting to an Exchange Ratio at least equal to $18.90 divided by the Average Stock Price. In the event Parent delivers its notice specified in clause (z) of this Section 7.1(i), the Company shall not have the right to terminate this Agreement pursuant to this
          Section 7.1(i); or

               (j) by Parent, if the Average Stock Price is less than $20.40.

         SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or of any of its Affiliates, directors, officers or stockholders except (i) as set forth in Section 7.3 and Section 8.1, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

         SECTION 7.3 Fees and Expenses. (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         (b) The Company shall pay Parent a fee of $11,000,000 upon (i) the termination of this Agreement pursuant to Section 7.1(d)(i)(x) or Section 7.1(d)(iii)(x)(1), provided that in either such case, such failure to obtain the requisite vote is the result of a Terminating Misrepresentation by the Company or a Terminating Breach by the Company, (ii) the termination of this Agreement pursuant to Section 7.1(d)(ii)(x), provided, the average of the closing prices (or the average of the closing bid and asked prices for any day on which the Parent Common Stock does not trade) of the Parent Common Stock on the NYSE for the three trading days immediately prior to the Company Stockholders Meeting is not below $20.40, (iii) the termination of this Agreement pursuant to Section 7.1(e) or (iv) the termination of this Agreement for any reason other than a Terminating Breach by Parent, a Terminating Misrepresentation by Parent, a Terminating Change or pursuant to Section 7.1(a), Section 7.1(c), Section 7.1(d)(i)(y), (ii)(y) or (iii)(y)(1), Section 7.1(i) or Section 7.1(j), and the Company enters into an agreement with a third party within six months of the date of the termination of this Agreement relating to the possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets.

         (c) Parent shall pay the Company a fee of $11,000,000 upon (i) the termination of this Agreement pursuant to Section 7.1(d)(i)(y) or Section 7.1(d)(iii)(y)(1), provided that in either such case, such failure to obtain the requisite vote is the result of a Terminating Misrepresentation by Parent or a Terminating Breach by Parent or (ii) the termination of this Agreement pursuant to Section 7.1(d)(ii)(y).

         (d) Upon termination of this Agreement by either Parent or the Company, the respective parties hereto may seek any and all remedies available to it under applicable law.

         (e) The fee payable pursuant to Section 7.3(b) or 7.3(c) shall be paid within one Business Day after a demand for payment following the occurrence of any of the events described in Section 7.3(b) or Section 7.3(c); provided, however, that, in no event shall the Company or Parent, as the case may be, be required to pay such fee to the other party, if, immediately prior to the termination of this Agreement, the party entitled to receive such fee was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS


         SECTION 8.1 Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the covenants and agreements set forth in Article I and Section 5.7 or 7.2 shall survive the Effective Time and those set forth in Section 7.3 shall survive such termination. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

         (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

         SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number (or to such other Person's attention) for a party as shall be specified by like notice):

               (a)       If to Parent or Merger Sub:

                         LCI  International, Inc.
                         8180 Greensboro Drive
                         Suite 800
                         McLean, VA 22102
                         Telecopier No.:  (703)714-1750
                         Telephone No.:  (703) 848-4446
                         Attention:  Lee M. Weiner, Esq.
                         Vice President and General Counsel

               With a copy to:

                         Kramer, Levin, Naftalis & Frankel
                         919 Third Avenue
                         New York, NY  10022
                         Telecopier No.:  (212) 715-8000
                         Telephone No.:  (212) 715-9100
                         Attention:  Peter S. Kolevzon, Esq.

               (b)       If to the Company:

                         USLD Communications Corp.
                         9311 San Pedro, Suite 100
                         San Antonio, TX 78216
                         Telecopier No.:  (210) 525-0389
                         Telephone No.:   (210) 525-9009
                         Attention:  W. Audie Long, Esq.
                         General Counsel

               With a copy to:

                         Arter & Hadden
                         1717 Main Street, Suite 4100
                         Dallas, Texas 75201
                         Telecopier No.:  (214) 741-7139
                         Telephone No.:  (214) 761-4779
                         Attention:  Joseph A. Hoffman, Esq.


         SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

               (a) "Affiliates" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

               (b) "Business Day" means any day other than a day on which banks in New York are required or authorized to be closed;

               (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (d) "Knowledge" means the actual knowledge of the directors and executive officers of such Person and its significant Subsidiaries who are listed in Section 8.3 of the Company Disclosure Schedule, with respect to the Company and its Subsidiaries, and Section 8.3 of the Parent Disclosure Schedule, with respect to Parent and its Subsidiaries.

               (e) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

               (f) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any significant corporation, partnership, limited liability company, or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.6 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Effective Time, as applicable, unless otherwise expressly provided, (e) any reference herein to a Section, Article or Schedule refers to a Section or Article of or a Schedule to this Agreement, unless otherwise stated, (f) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (g) any reference to a party's "best efforts" or "commercially reasonable efforts" or like or similar phrases shall not include any obligation of such party to pay, or guarantee the payment of, money or other consideration to any third party or to agree to the imposition on such party or its Affiliates of any condition reasonably considered by such party to be materially burdensome to such party or its Affiliates.

         SECTION 8.7 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent reasonably possible.

         (b) The Company and Parent agree that the fees provided in Sections 7.3(b) and 7.3(c) are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such fee exceeds the maximum amount permitted by law, then the amount of such fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

         SECTION 8.8 Entire Agreement. This Agreement, together with any written agreements relating to the transactions contemplated hereby entered into contemporaneously with this Agreement, constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein.

         SECTION 8.9 Assignment; Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

         SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

         SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

         SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY, AND EACH INDEMNIFIED PARTY AND OFFICER EMPLOYEE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.


                     [This space intentionally left blank.]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                         LCI INTERNATIONAL, INC.


                                         By  /s/ H. Brian Thompson
                                             -------------------------------
                                                H. Brian Thompson
                                                Chairman of the Board and
                                                Chief Executive Officer



                                         LCI ACQUISITION CORP.


                                         By  /s/ H. Brian Thompson
                                             --------------------------------
                                                H. Brian Thompson
                                                Chairman of the Board and
                                                Chief Executive Officer



                                         USLD COMMUNICATIONS CORP.


                                         By  /s/ Larry M. James
                                             -------------------------------
                                                Larry M. James
                                                Chairman of the Board,
                                                Chief Executive Officer and
                                                President